EXHIBIT 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 4600 HOUSTON, TEXAS 77002-5294	FAX (713) 651-0849 TELEPHONE (713) 651-9191

Consent

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-163114 and 333-136924) on Form S-8 of GeoMet, Inc. (the “Company”) of the reference to Ryder Scott Company, L.P. and the inclusion of our report dated February 19, 2013 in the Annual Report on Form 10-K for the year ended December 31, 2012, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P
TBPE Firm Registration No. F-1580

Houston, Texas

March 28, 2013

SUITE 600, 1015 4TH STREET, S.W. CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258